News Release

Nektar Therapeutics Reports Third Quarter 2009 Financial Results

SAN CARLOS, Calif., November 4, 2009 — Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the third quarter ended September 30, 2009.

Net loss for the quarter ended September 30, 2009 improved to $31.0 million or $0.33 per share, as compared to a net loss of $37.0 million or $0.40 per share in the third quarter of 2008.

Nektar continued to make improvements to its operating efficiencies as compared to a year ago.  Total operating costs and expenses were down 30% to $39.1 million in the third quarter of 2009 as compared to $56.0 million in the third quarter of 2008.  For the first nine months of 2009, total operating costs and expenses were down 29% to $122.6 million as compared to $171.6 million in the first nine months of 2008.

“We are extremely pleased with our success in the third quarter,” said Howard W. Robin, President and Chief Executive Officer of Nektar.  “We signed a landmark collaboration with AstraZeneca for NKTR-118 and NKTR-119 that highlights the compelling value we are creating in our clinical pipeline.  We are also making great progress with NKTR-102, with enrollment in our Phase 2 ovarian cancer study completed ahead of schedule.  Our clinical results continue to validate the potential of Nektar’s proprietary advanced polymer conjugate technology in creating important new therapeutics.”

Research and development expense was $23.5 million in the third quarter of 2009 as compared to $38.3 million for the same quarter in 2008.  For the first nine months of 2009, research and development expense was $71.5 million as compared to $109.1 million in the same period in 2008.  Included in the $71.5 million of overall research and development expenses in the first nine months of 2009 is approximately $40.0 million of investment in Nektar preclinical and clinical development programs.

Revenue for the three month period ended September 30, 2009 was $10.2 million compared to revenue of $21.4 million in the third quarter of 2008.  Revenue year-to-date September 30, 2009 was $32.9 million as compared to revenue of $61.8 million in the same period in 2008.  This decrease in revenue is largely the result of lower contract research and manufacturing revenues primarily resulting from the sale of certain of the company’s pulmonary assets to Novartis which occurred on December 31, 2008.

Cash, cash equivalents, and short-term investments at September 30, 2009 were $275.7 million.  Not included in this cash balance is the cash payment of $125 million received from AstraZeneca in October 2009 as a result of the collaboration for NKTR-118 and NKTR-119.

Conference Call to Discuss Third Quarter 2009 Financial Results

A conference call to review results will be held today, Wednesday, November 4, 2009 at 2 PM Pacific Time.

Details are below:

Howard Robin, president and chief executive officer, and John Nicholson, chief financial officer, will host a conference call beginning at 5:00 p.m. Eastern Time (ET)/2:00 p.m. Pacific Time (PT) on Wednesday, November 4, 2009.

    To access the conference call, follow these instructions:

    Dial: 866-356-3095 (U.S.); 617-597-5391 (international)
    Passcode: 27967367

An audio replay will also be available shortly following the call through Wednesday, November 18, 2009 and can be accessed by dialing 888-286-8010 (U.S.); or 617-801-6888 (international) with a passcode of 60261022.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms.  Nektar's technology and drug development expertise have enabled nine approved products in the U.S. or Europe for leading biopharmaceutical company partners, including UCB's Cimzia® for Crohn’s disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia.  Nektar has created a robust pipeline of potentially high-value therapeutics to address unmet medical needs by leveraging and expanding its technology platforms to improve and enable molecules.  Nektar is also currently conducting clinical and preclinical programs in oncology, pain and other therapeutic areas.  Nektar recently entered into an exclusive worldwide license agreement with AstraZeneca for its oral NKTR-118 program to treat opioid-induced constipation and its NKTR-119 program for the treatment of pain without constipation side effects.  NKTR-102, PEGylated irinotecan, is currently being evaluated in Phase 2 clinical studies for the treatment of ovarian, breast and colorectal cancers.  NKTR-105, PEGylated docetaxel, is currently in a Phase 1 clinical study in cancer patients with refractory solid tumors.

Nektar is headquartered in San Carlos, California, with additional R&D operations in Huntsville, Alabama and Hyderabad, India.  Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

# # #

This press release contains forward-looking statements that reflect management’s current views regarding the progress and potential of Nektar's pipeline of proprietary drug candidates, the value and potential of the Nektar's technology platform, and the value and potential of certain of Nektar’s collaborations with third parties.  These forward-looking statements involve numerous risks and uncertainties, including but not limited to: (i) Nektar's proprietary product candidates and those of its collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage of development prior to regulatory approval for numerous reasons including, without limitation, safety and efficacy findings even after initial preclinical and clinical results have been positive; (ii) the timing or success of the commencement or end of clinical trials and commercial launch of partnered products may be delayed or unsuccessful due to slower than anticipated patient enrollment, drug manufacturing challenges, changing standards of care, clinical trial design, clinical outcomes, or delay or failure in obtaining regulatory approval in one or more important markets; (iii) Nektar's patent applications for its proprietary or partner product candidates may not issue, patents that have issued may not be enforceable, or intellectual property licenses from third parties may be required in the future; (iv) the outcome of any future intellectual property or other litigation related to Nektar's proprietary product candidates or complex commercial agreements; (v) if Nektar is unable to establish and maintain collaboration partnerships on attractive commercial terms, our business, results of operations and financial condition could suffer; and (vi) certain other important risks and uncertainties set forth in Nektar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2009, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed on August 5, 2009,  the Current Report on Form 8-K filed today, and the  most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 to be filed on or about November 5, 2009.  Actual results could differ materially from the forward-looking statements contained in this press release.  Nektar undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jennifer Ruddock
Nektar Therapeutics
650-631-4954

Susan Noonan
The SAN Group
212-966-3650

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NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	September 30, 2009	December 31, 2008(1)
ASSETS
Current assets:
Cash and cash equivalents	$32,777	$155,584
Short-term investments	242,901	223,410
Accounts receivable, net of allowance	6,330	11,161
Inventory	8,930	9,319
Other current assets	7,275	6,746
Total current assets	$298,213	$406,220

Property and equipment, net	74,624	73,578
Goodwill	76,501	76,501
Other assets	3,313	4,237
Total assets	$452,651	$560,536

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$6,397	$13,832
Accrued compensation	9,711	11,570
Accrued clinical trial expenses	13,012	17,622
Accrued expenses	7,132	9,923
Deferred revenue, current portion	9,547	10,010
Other current liabilities	3,558	5,417
Total current liabilities	$49,357	$68,374

Convertible subordinated notes	214,955	214,955
Capital lease obligations	19,228	20,347
Deferred revenue	53,308	55,567
Deferred gain	5,245	5,901
Other long-term liabilities	4,458	5,238
Total liabilities	$346,551	$370,382

Commitments and contingencies

Stockholders' equity:
Preferred stock	$-	$-
Common stock	9	9
Capital in excess of par value	1,323,907	1,312,796
Accumulated other comprehensive income	1,117	1,439
Accumulated deficit	(1,218,933)	(1,124,090)
Total stockholders' equity	$106,100	$190,154
Total liabilities and stockholders' equity	$452,651	$560,536

(1) The consolidated balance sheet at December 31, 2008 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue:
Product sales and royalties	$7,461	$9,474	$24,456	$28,855
Collaboration and other	2,762	11,965	8,466	32,977
Total revenue	10,223	21,439	32,922	61,832

Operating costs and expenses:
Cost of goods sold	5,691	5,349	21,021	18,020
Other cost of revenue	-		-	6,821
Research and development	23,474	38,265	71,514	109,138
General and administrative	9,917	12,386	30,024	37,661
Total operating costs and expenses	39,082	56,000	122,559	171,640

Loss from operations	(28,859)	(34,561)	(89,637)	(109,808)

Non-operating income (expense):
Interest income	560	2,375	3,160	10,578
Interest expense	(2,928)	(3,988)	(9,213)	(11,835)
Other income (expense), net	120	(588)	368	483
Total non-operating income (expense)	(2,248)	(2,201)	(5,685)	(774)

Loss before provision for income taxes	(31,107)	(36,762)	(95,322)	(110,582)
(Benefit) provision for income taxes	(140)	276	(479)	536
Net loss	$(30,967)	$(37,038)	$(94,843)	$(111,118)

Basic and diluted net loss per share	$(0.33)	$(0.40)	$(1.02)	$(1.20)

Shares used in computing basic and diluted net loss per share	92,789	92,425	92,621	92,413

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:	$(94,843)	$(111,118)
Net loss
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,076	18,610
Stock-based compensation	7,290	6,955
Other non-cash transactions	(124)	759
Changes in assets and liabilities:
Decrease (increase) in trade accounts receivable	4,505	13,122
Decrease (increase) in inventory	389	2,326
Decrease (increase) in other assets	(1,272)	2,659
Increase (decrease) in accounts payable	(4,047)	(1,476)
Increase (decrease) in accrued compensation	(1,859)	(229)
Increase (decrease) in accrued clinical trial expenses	(4,610)	4,659
Increase (decrease) in accrued expenses	(1,413)	(1,390)
Increase (decrease) in accrued expenses to contract manufacturers	-	(40,444)
Increase (decrease) in deferred revenue	(2,722)	(11,972)
Increase (decrease) in other liabilities	(2,823)	2,474
Net cash used in operating activities	$(90,453)	$(115,065)

Cash flows from investing activities:
Purchases of investments	(298,054)	(411,417)
Sales of investments	11,923	28,590
Maturities of investments	266,202	506,348
Purchases of property and equipment	(10,763)	(15,064)
Transaction costs from Novartis pulmonary asset sale	(4,440)	-
Investment in Pearl Therapeutics Inc.	-	(4,236)
Net cash (used in) provided by investing activities	$(35,132)	$104,221

Cash flows from financing activities:
Payments of loan and capital lease obligations	(935)	(1,910)
Proceeds from issuances of common stock	3,821	477
Net cash provided by (used in) financing activities	$2,886	$(1,433)
Effect of exchange rates on cash and cash equivalents	(108)	(303)
Net decrease in cash and cash equivalents	$(122,807)	$(12,580)
Cash and cash equivalents at beginning of period	155,584	76,293
Cash and cash equivalents at end of period	$32,777	$63,713